Exhibit 99.1

Investor Relations

Kurt Svendsen

Managing Director, Corporate Communications and Investor Relations

(952) 887-8630, kurt.svendsen@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record 2012 Third Quarter Results

•                  Third quarter sales increase to $504 million; Year-to-date sales growth nearly 7 percent

•                  Net earnings per share for the quarter up 22 percent to a record $0.67

•                  Company now expects EPS for the year to be about $2.10, up 14 percent from last year

BLOOMINGTON, Minn. (August 23, 2012) — The Toro Company (NYSE: TTC) today reported net earnings of $40.5 million, or $0.67 per share, on a net sales increase of 0.6 percent to $504.1 million for its fiscal third quarter ended August 3, 2012. In the comparable fiscal 2011 period, the company delivered net earnings of $35.1 million, or $0.55 per share, on net sales of $501 million.

For the first nine months, Toro reported net earnings of $129.3 million, or $2.13 per share, on a net sales increase of 6.8 percent to $1,619.4 million. In the comparable fiscal 2011 period, the company posted net earnings of $112.6 million, or $1.76 per share, on net sales of $1,515.9 million.

Earnings per share figures for all periods reported have been adjusted to reflect the effects of a 2-for-1 stock split effective June 29, 2012.

“In May, we anticipated a slowdown in the second half of our fiscal year due to a more challenging economic environment and the impact the early start to spring had on the business. What we didn’t predict was the worst drought in over 50 years,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “We were still able to deliver favorable third quarter results in comparison to last year, but the combined impact of economic and weather conditions resulted in additional slowing of retail momentum and an increase in field inventory.”

“Despite the recent drought conditions, there continues to be many positives in our businesses.  Our market positions remain strong, benefitting from a strong portfolio of new products.  Year-to-date retail continues to be ahead of last year for many of our businesses including golf and micro irrigation.  Even walk power mower sales are ahead of last year. And our internal focus on quality, cost and productivity helped deliver improved operating performance.”

“Given the effects of recent weather conditions, the ongoing economic struggles in Europe, and the desire to right size field inventory levels, we are adjusting our fourth quarter guidance as we prepare the company for a successful 2013.”

-more-

The company now expects revenue growth for fiscal 2012 to be about 4 to 5 percent and net earnings to be about $2.10 per share, which continues to include the $0.08 negative earnings per share impact for investments related to the Astec and Stone product-line acquisitions.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the third quarter totaled $361.1 million, up 4.4 percent from the prior year period. Sales of landscape maintenance equipment increased on the strength of new products and continued demand in markets not impacted by drought.  Domestic sales of golf equipment and irrigation were up on new products and continued golf industry confidence.  Micro irrigation sales increased domestically as demand continues for better solutions for agricultural irrigation.  Recent acquisitions - including Astec Underground, Stone Construction Equipment and Unique Lighting Systems - also contributed to sales. International economic issues and unfavorable currency exchange negatively impacted the sales of all professional businesses.  For the first nine months, professional segment net sales were $1,100.9 million, up 7.7 percent from the comparable fiscal 2011 period

•                  Professional segment earnings for the third quarter totaled $70.5 million, up 9.6 percent from the prior year period. For the first nine months, professional segment earnings were $211.3 million, up 12.5 percent from the comparable fiscal 2011 period.

Residential

•                  Residential segment net sales for the third quarter totaled $135.9 million, down 7.9 percent from the prior year period. As expected, snow blower sales were lower for the quarter due to anticipated soft preseason demand.  Shipments of walk power mowers were up slightly for the quarter, while sales of residential riding products were down.  Sales of Toro’s new string and hedge trimmers also contributed incrementally to the quarter.  For the first nine months, residential segment net sales were $505.4 million, up 5.2 percent from the comparable fiscal 2011 period.

•                  Residential segment earnings for the third quarter totaled $10 million, up 116.6 percent from our fiscal 2011 third quarter, when a pre-tax charge of $4.5 million to account for one-time costs associated with a rework issue affecting a large number of walk power mowers resulted in a decline in earnings. For the first nine months, residential segment earnings were $51.2 million, up 20.3 percent from the comparable fiscal 2011 period.

OPERATING RESULTS

Gross margin for the quarter improved 180 basis points to 35.3 percent due to realized pricing offsetting higher materials costs, a stronger professional/residential mix, and the absence of last year’s walk power mower rework impact. For the first nine months, gross margin was up 40 basis points to 34.6 percent.

Selling, general and administrative (SG&A) expense as a percent of sales increased 60 basis points for the third quarter to 23.2 percent. For the first nine months, SG&A expense improved 50 basis points as a percent of sales to 22.1 percent.

Operating earnings as a percent of sales increased 120 basis points to 12.1 percent for the third quarter, and was up 90 basis points to 12.5 percent for the year to date.

Interest expense for the third quarter was $4.2 million, down 2.2 percent compared to the prior year period. For the first nine months, interest expense totaled $12.8 million, up 1.5 percent from the same period last year.

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The effective tax rate for the third quarter was 31.8 percent compared with 32.9 percent in the same period last year. Year to date, the tax rate increased to 33.3 percent from 32.8 percent due to the expiration of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the third quarter totaled $197 million, down 1 percent from the prior year period, on a sales increase of nearly 1 percent. Net inventories were $234.8 million, up 1 percent from last year’s third quarter. Trade payables were $124.2 million, down 2 percent compared with last year.

About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, and irrigation solutions, to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL

August 23, 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on August 23, 2012.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising or persistent unemployment and weakened consumer confidence; the threat of terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our multi-year employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including political, economic and/or social instability in the countries in which we manufacture or sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, and Tier 4 emissions requirements; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	August 3, 2012	July 29, 2011	August 3, 2012	July 29, 2011
Net sales	$504,076	$501,045	$1,619,396	$1,515,858
Gross profit	178,122	167,661	560,195	517,860
Gross profit percent	35.3%	33.5%	34.6%	34.2%
Selling, general, and administrative expense	117,137	112,937	358,689	342,580
Operating earnings	60,985	54,724	201,506	175,280
Interest expense	(4,198)	(4,294)	(12,791)	(12,596)
Other income, net	2,681	1,861	5,231	4,560
Earnings before income taxes	59,468	52,291	193,946	167,244
Provision for income taxes	18,919	17,200	64,656	54,621
Net earnings	$40,549	$35,091	$129,290	$112,623

Basic net earnings per share	$0.69	$0.56	$2.17	$1.79

Diluted net earnings per share	$0.67	$0.55	$2.13	$1.76

Weighted average number of shares of common stock outstanding — Basic	59,045	62,353	59,642	62,982

Weighted average number of shares of common stock outstanding — Diluted	60,336	63,479	60,829	64,125

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective June 29, 2012.

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	August 3, 2012	July 29, 2011	August 3, 2012	July 29, 2011
Professional	$361,120	$345,972	$1,100,899	$1,022,536
Residential	135,894	147,479	505,399	480,404
Other	7,062	7,594	13,098	12,918
Total *	$504,076	$501,045	$1,619,396	$1,515,858

* Includes international sales of	$133,120	$146,678	$479,790	$487,325

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	August 3, 2012	July 29, 2011	August 3, 2012	July 29, 2011
Professional	$70,537	$64,344	$211,329	$187,869
Residential	10,048	4,638	51,174	42,545
Other	(21,117)	(16,691)	(68,557)	(63,170)
Total	$59,468	$52,291	$193,946	$167,244

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	August 3, 2012	July 29, 2011
ASSETS
Cash and cash equivalents	$143,058	$118,113
Receivables, net	197,023	199,012
Inventories, net	234,790	232,362
Prepaid expenses and other current assets	24,436	20,256
Deferred income taxes	62,368	59,908
Total current assets	661,675	629,651

Property, plant, and equipment, net	177,723	187,648
Deferred income taxes	76	965
Goodwill and other assets, net	147,054	149,283
Total assets	$986,528	$967,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$1,858	$2,728
Short-term debt	—	53
Accounts payable	124,168	126,688
Accrued liabilities	278,797	268,200
Total current liabilities	404,823	397,669

Long-term debt, less current portion	223,467	225,162
Deferred revenue	11,289	10,776
Deferred income taxes	1,380	—
Other long-term liabilities	7,822	7,560
Stockholders’ equity	337,747	326,380
Total liabilities and stockholders’ equity	$986,528	$967,547

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended
	August 3, 2012	July 29, 2011
Cash flows from operating activities:
Net earnings	$129,290	$112,623
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from affiliates	(4,521)	(4,433)
Provision for depreciation, amortization, and impairment losses	37,929	34,251
Stock-based compensation expense	7,465	6,094
Increase in deferred income taxes	(443)	(930)
Other	(117)	(653)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(51,640)	(53,335)
Inventories, net	(6,428)	(33,975)
Prepaid expenses and other assets	(6,114)	(8,994)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	59,986	21,190
Net cash provided by operating activities	165,407	71,838

Cash flows from investing activities:
Purchases of property, plant, and equipment, net	(28,158)	(43,269)
Proceeds from asset disposals	114	109
Distributions from finance affiliate, net	1,777	959
Acquisitions, net of cash acquired	(9,663)	(14,060)
Net cash used in investing activities	(35,930)	(56,261)

Cash flows from financing activities:
Decrease in short-term debt	(922)	(776)
Repayments of long-term debt	(1,892)	(1,134)
Excess tax benefits from stock-based awards	8,080	2,444
Proceeds from exercise of stock options	17,337	12,309
Purchases of Toro common stock	(67,354)	(71,216)
Dividends paid on Toro common stock	(19,748)	(18,894)
Net cash used in financing activities	(64,499)	(77,267)

Effect of exchange rates on cash	(2,806)	2,437

Net increase (decrease) in cash and cash equivalents	62,172	(59,253)
Cash and cash equivalents as of the beginning of the period	80,886	177,366

Cash and cash equivalents as of the end of the period	$143,058	$118,113

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